EXHIBIT 23.1

Consent of Independent Auditors’

The Board of Directors and Stockholders
Carrier Access Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-71209, 333-44904, and 333-65374) on Form S-8 of Carrier Access Corporation of our report dated March 12, 2004, relating to the consolidated balance sheets of Carrier Access Corporation and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2003 of Carrier Access Corporation.

Our report also refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

KPMG LLP

Boulder, Colorado
March 26, 2004